Exhibit 6.19

OMNIBUS AMENDMENT TO BRIDGE LOAN DOCUMENTS

This Omnibus Amendment (the “Amendment”) is entered into as of July 22, 2025, by and among Alternative Ballistics Corporation, a Nevada corporation (the “Company”), and Solyco CAC LLC, a Michigan limited liability company (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to that certain Subscription Agreement, Convertible Note, and Warrant Agreement, each dated August 2, 2024, together with all related documents (collectively, the “Transaction Documents”);

WHEREAS, the parties desire to amend certain terms of the Transaction Documents as set forth herein.

AMENDMENT

1.	Interest Rate.

All references in the Transaction Documents to an interest rate of “14% per annum” are hereby amended and replaced with “18% per annum.”

2.	Discount on Stock.

All references in the Transaction Documents to a “30% discount” to the Qualified Offering Price (or similar language) are hereby amended and replaced with a “50% discount” to the Qualified Offering Price.

3.	Warrant Exercise Price.

All references in the Transaction Documents to a Warrant exercise price of “the lower of (i) $2.00 or (ii) a 50% discount to the Qualified Offering Price” are hereby amended and replaced with “the lower of (i) $1.00 or (ii) a 50% discount to the Qualified Offering Price.”

4.	Conforming Changes.

The Transaction Documents are hereby amended to make all conforming changes necessary to give effect to the amendments set forth above.

5.	No Other Amendments.

Except as expressly amended hereby, all terms and conditions of the Transaction Documents remain in full force and effect.

6.	Counterparts.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Alternative Ballistics Corporation,
a Nevada corporation

By:	/s/ Steven Luna
Steven Luna
Its:	Chief Executive Officer

Solyco CAC LLC,
a Michigan limited liability company

By:	/s/ John Garcia
John Garcia
Its:	Managing Director